CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust

We consent to the use of our report, with respect to the financial statements, dated October 9, 2018 for the Putnam Global Communications Fund, and October 12, 2018 for the Putnam Global Technology Fund, two of the funds comprising the Putnam Funds Trust, as of August 31, 2018, incorporated herein by reference and to the reference to our firm under the headings “Agreement” in the Prospectus/Proxy Statement and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 21, 2019